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                                                                   EXHIBIT 23(a)


[LOGO OF KPMG]
[LETTERHEAD OF KPMG]



                              CONSENT OF KPMG LLP


The Board of Directors
Corn Products International, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Corn Products International, Inc. of our report dated February 11, 1998, relating to the consolidated balance sheets of Corn Products International, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Corn Products International, Inc.


/s/ KPMG LLP

Chicago, Illinois
January 29, 1999